Exhibit 99.1

   Digital Recorders, Inc. Announces Surface Transit CAD/AVL Order

    DALLAS--(BUSINESS WIRE)--Sept. 8, 2004--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today that its Digital Recorders (DR) division in Research Triangle Park, N.C., has received an order for more than $490,000 for its surface transit computer-aided dispatch/automatic vehicle location (CAD/AVL) software from the City of Albuquerque Transit Department in Albuquerque, N.M.
    The DR CAD/AVL software will be used to build upon existing DR equipment used by the City of Albuquerque Transit Department, including DR600(TM) modular vehicle logic units and global positioning satellite (GPS) systems.
    "This is a good example of a customer already having DR equipment installed and now adding functionality. Increasingly, we see opportunities like this arise; the Company has more than 7,000 DR systems installed at more than 100 customer locations. We expect delivery on the Albuquerque order to commence very soon and to conclude in the first half of 2005," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.

    About the City of Albuquerque Transit Department

    The mission statement of the City of Albuquerque Transit Department is to be the first choice in transportation services for the Albuquerque metropolitan area. Its goal is to ensure that all existing communities are adequately and efficiently served with well planned and coordinated, well maintained sewer, storm, water, and road systems, and an integrated, multimodal regional transportation system. Its strategy is to provide effective, affordable, and diverse intermodal transportation alternatives to the single occupant vehicle; and, to plan, provide, and maintain adequate public parking facilities. The City of Albuquerque Transit Department operates approximately 123 transit bus vehicles, including 40 CNG buses. For more information, go to http://www.cabq.gov/transit/index.html.

    About DR's Surface Transit CAD/AVL

    DR's surface transit CAD/AVL system, through use of GPS signals and integrated dead-reckoning algorithms, helps transit authorities track and monitor the location and performance of vehicles. As such, it can perform as an essential element of security for transit operating systems. DR's CAD/AVL system can monitor on-board systems, covert alarms, covert microphones, and other security devices, as well as vehicle schedules. DR's CAD/AVL system implements "instant message capability" between dispatch and operators, and has other features important to enhancement of security measures. DR's CAD/AVL system has several additional beneficial attributes frequently not found in some competitive systems. DR's CAD/AVL system operates independently of any single communications system and can operate through existing telecommunications infrastructures, as well as existing radio systems or private radio networks. DR's CAD/AVL system uses open communication standards, permitting sharing of information between passenger information, scheduling, and maintenance system applications.
    DR's GPS-based system accurately determines vehicle location to present "next-stop" information to passengers. DR has successfully leveraged this core technology by expanding into several markets with security being one of its fundamental focus areas.

    About The DR Division

    The Company's DR division develops and manufactures digital audio communications products for the transit industry. Products include: computer aided dispatch/automatic vehicle location systems; automatic vehicle monitoring systems; Talking Bus(R) automatic voice announcement systems; StealthMic(TM) vandal-resistant, hands-free microphone; and more. For more information about the DR division, go to http://www.talkingbus.com/.

    About the Company

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement or security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products -- TwinVision(R) and Mobitec route destination signage systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/ automatic vehicle locating and monitoring systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    Forward-Looking Statements

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated. It is important to note the Company's actual results could differ materially from those contemplated in the Company's forward-looking statements as a result of various factors. Among other factors, the Company's results will be affected, perhaps materially, by general economic conditions, the availability of national government assistance and funding to local transportation authorities, the adoption and implementation of regulations concerning public transportation services, product demand and market acceptance risks, the effect of import, licensing and trade restrictions, the results of implementing the Company's business plan, the impact on the Company of its relationship with its lenders, the plans and prospects of competitors, the impact of competitive products and pricing, currency fluctuations, infringement by third parties of the Company's trade secrets and other intellectual property, the burdens and costs of defending against potential infringement claims against the Company, and our ability to attract and retain personnel. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and risks associated with the Company's business.

    CONTACT: Digital Recorders, Inc., Dallas
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             veronicam@digrec.com